UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     3/31/04

Smithtown Bancorp

(Exact name of registrant as specified in its charter)

New York	2-91511	11-2695037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 East Main Street, Smithtown, New York 11787

(Address of principal executive offices)

Registrant’s telephone number, including area code     631-360-9300

SMITHTOWN BANCORP

FORM 8-K

SMITHTOWN BANCORP

INDEX

Item 1.	Changes in Control of Registrant – Not Applicable.
Item 2.	Acquisition or Disposition of Assets – Not Applicable.
Item 3.	Bankruptcy or Receivership – Not Applicable.
Item 4.	Changes in Registrant’s Certifying Accountant – Not Applicable.
Item 5.	Other Events and Regulation FD Disclosure
Exhibit 1. Smithtown Bancorp Press Release dated March 31, 2004.
Item 6.	Resignations of Registrant’s Directors – Not Applicable.
Item 7.	Financial Statements and Exhibits – Not Applicable.
Item 8.	Change in Fiscal Year – Not Applicable.
Item 9.	Regulation FD Disclosure – Not Applicable.
Item 10.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics – Not Applicable.
Item 11.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plan – Not Applicable.
Item 12.	Result of Operations and Financial Condition – Not Applicable.

One East Main Street

Post Office Box 456

Smithtown New York 11787-2823

direct dial: 631-360-9398

direct fax: 631-360-9364

PRESS RELEASE

Release Date: March 31, 2004

Contact:	Ms. Judith Barber	News Contact:	Peter Hamilton
	Corporate Secretary		Rubenstein Associates
			(work)	212-843-8015
			(home)	631-928-8437
			(cell)	516-375-6434

SMITHTOWN BANCORP TO BEGIN

TRADING ON NASDAQ APRIL 5TH

Symbol “SMTB” remains

Market price up 50% this year

Smithtown, NY, March 31, 2004 – Smithtown Bancorp announced today that its stock will begin trading on The NASDAQ Stock Market, effective Monday, April 5, 2004.

The company applied for the listing during late January. Up until now, prices for the company’s shares have been quoted on the Over-the-Counter-Bulletin Board, which is an electronic quotation system owned and operated by the NASD. Prices for the shares have been quoted under the symbol “SMTB”. The same “SMTB” symbol will continue to be used when the shares begin trading on NASDAQ on April 5th.

Smithtown Bancorp is the publicly-held holding company for Bank of Smithtown, which is a 95 year-old community bank with $575 million in assets as of December 31, 2003.

Bradley E. Rock, the Chairman of the Board, President and Chief Executive Officer of both the holding company and the bank, commented: “We are pleased that our shares will begin to trade on The NASDAQ Stock Market. Since late last year, interest in our shares has been continually widening and trading activity has increased. We believe that this step will provide even greater visibility and liquidity for our shares.”

During the first three months of this year, the price of the company’s shares has increased by approximately 50%. On January 1, 2004, the opening price for the company’s shares was $43.35. The shares traded yesterday at prices ranging from $65.00 to $66.00 During 2003, the market value of the company’s shares increased by

61%. On January 1, 2003, one share of the company’s common stock was worth $53.75. Today, taking into account a two-for-one stock split in April, 2003, that one share is equal to two shares worth approximately $66.00 each. This gain represents an increase in value of approximately 146% in fifteen months time.

Over the last five years, the company has averaged growth in earnings per share of 23.94%. During the same period, the average return on shareholder equity has been 24.57%. The company’s earnings growth has been fueled by its strong growth in deposits and loans. Last year, deposits grew by more that 27%, while loans grew by more than 28%.

Bank of Smithtown operates ten offices, primarily along the north shore of Suffolk County, in the communities of Smithtown, Commack, Hauppauge, Kings Park, Northport, Centereach, Lake Grove, East Setauket, Rocky Point and Wading River. The bank expects to open three new branches during the second half of this year.

In September 2003, USA Today named Smithtown Bancorp among its top ten “aggressive” stock picks in the nation. At various times in recent years, U.S. Banker and SNL Securities have ranked Bank of Smithtown the #1 community bank its size in the country.

Over the last five years, the company has had three two-for-one stock splits. Over the last ten years, the company’s stock price has risen by more that 2,000%, or at a compound annual growth rate of approximately 36%.

The company presently has 2,970,949 shares of common stock outstanding. At yesterday’s closing price of $65.25, the company’s market capitalization would be approximately $194 million.

*    *    *

Foward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; and other economic competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SMITHTOWN BANCORP

/S/ BRADLEY E. ROCK

Bradley E. Rock, Chairman, President and Chief Executive Officer

April 1, 2004

/S/ ANITA M. FLOREK

Anita M. Florek, Executive Vice President, Treasurer and Chief Financial Officer